Exhibit 10.8

PATRIOT NATIONAL, INC.

ACQUISITION INCENTIVE PLAN

UNDER THE

PATRIOT NATIONAL, INC. 2014 OMNIBUS INCENTIVE PLAN

SECTION 1. Purpose. The purpose of this Patriot National, Inc. Acquisition Incentive Plan (the “Plan”) is to promote the interests of the Company and its shareholders by (i) retaining officers and other key employees of the Company and its subsidiaries and (ii) motivating such individuals to grow the business of the Company through one or more Acquisitions. This Plan is established pursuant to Sections 4 and 10 of the Patriot National, Inc. 2014 Omnibus Incentive Plan (the “Omnibus Plan”) for the purpose of granting Other Cash-Based Awards.

SECTION 2. Definitions. All capitalized terms used in the Plan shall have the meanings set forth in Schedule A attached hereto.

SECTION 3. Operation of the Plan. Subject to applicable law, and in addition to other express powers and authorizations conferred on the Administrator by the Plan, the Administrator shall have full power and authority to: (i) designate Participants; (ii) determine the terms and conditions of the payment of any Incentive consistent with the provisions of the Plan; (iii) establish, amend, suspend, terminate or waive any terms or conditions of the Plan (subject to Section 5(g)); (iv) determine whether, to what extent, and under what circumstances and method(s) Incentives may be settled, canceled, forfeited, or suspended; (v) appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (vi) make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of the Plan. All determinations and other decisions under or with respect to the Plan shall be final, conclusive, and binding upon all Persons, including the Company, any Participant, any beneficiary of any Participant and any employee of the Company charged with implementing any such determinations or decisions. Neither of the Administrator or any of its designees shall be personally liable for any action or determination made in good faith with respect to the Plan hereunder.

SECTION 4. Incentive Pool and Payments

(a) Establishment and Allocation of Incentive Pool. On or prior to any Closing Date of an Acquisition, the Company shall establish an Incentive Pool in respect of such Acquisition in an amount based upon the Acquisition Incentive Plan Matrix, as determined by the Administrator in its sole discretion, with such Incentive Pool to be allocated to all or a portion of the Participants as the Administrator may determine in its sole discretion (and with the advice of and in consultation with the Executive Vice President of Mergers and Acquisitions, or any successor position); provided, however, that, in all events such portion of the Incentive Pool shall be fully allocated.

Payment of Incentives; Clawback. Subject to the terms and conditions of the Plan and subject to the Participant’s continued employment with the Company or one of its subsidiaries through and including the applicable payment date, a Participant’s Incentive in respect of each Acquisition (if any) shall be paid in cash in a lump sum (unless otherwise determined by the Administrator) on the first payroll date following the Closing Date of such Acquisition (but in no event more than sixty (60) days following such Closing Date); provided that in the event the acquired entity, assets or business relating to an Acquisition does not meet or exceed certain target performance measures, objectives or metrics (set by the Administrator, in its discretion, in connection with the entry into or consummation of such Acquisition), then the Administrator may, in its sole discretion, (i) unilaterally require repayment of up to 50% (the “Clawback Amount”) of the proceeds of any Incentive paid to the Participant in respect of such Acquisition or (ii) to the extent the Participant remains employed with the Company or its subsidiaries and is eligible to participate in the Plan, reduce (including down to zero) such Participant’s allocation of any future Incentive in connection with any future Acquisition by the Clawback Amount.

SECTION 5. General Provisions.

(a) Nontransferability. Any rights of a Participant to any Incentive under the Plan shall not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company.

(b) No Inclusion in Calculation of Benefits. Any payment hereunder represents a unique payment to a Participant, and any such amounts shall not be considered in calculating, or determining the level of entitlement to, any Participant’s salary or other compensation-related benefits (including, without limitation, bonus, pension and 401(k)).

(c) Withholding. The Company and its subsidiaries shall have the right and are hereby authorized to withhold from any payment due hereunder or from any compensation or other amount owing to a Participant by the Company or its subsidiaries, the amount of any applicable withholding taxes in respect of any payment hereunder, and the Company and its subsidiaries are further authorized to take such other action as may be necessary in the opinion of the Company or its subsidiaries to satisfy all obligations for the payment of such taxes.

(d) No Right to Employment. The participation of any Participant in the Plan shall not be construed as giving a Participant the right to be retained in the employ of, or in any consulting relationship to, the Company.

(e) Governing Law. The validity, construction, and effect of the Plan shall be determined in accordance with the laws of the State of Delaware, without regard to conflict of laws provisions thereof.

(f) No Trust or Fund Created. The Plan is intended to constitute an “unfunded” bonus plan. The Plan shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

(g) Amendment and Termination.

(i) The Committee may amend, alter, suspend, waive, discontinue or terminate the Plan or any portion thereof, at any time and from time to time; provided, however, that no such amendment, alteration, suspension, discontinuance or termination occurring after the

Closing Date of any Acquisition shall adversely affect the rights of any Participant or any holder or beneficiary with respect to any unpaid Incentive amount in respect of such Acquisition, unless consented to, in writing, by the affected Participant or beneficiary thereof. Notwithstanding the foregoing, nothing in this section 5(g) shall impair the ability of the Administrator under clause 4(b)(ii) hereof to require repayment of any previously paid Incentive or unilaterally reduce the amount of future Incentives as provided therein.

(ii) Without limiting the foregoing, the Plan shall remain in full force and effect until the earlier of (y) the date the Plan is terminated by the Committee (in its sole discretion) or (y) the date the Omnibus Plan is amended, restated or terminated. Participants shall not be entitled to receive any payments under the Plan with respect to any Acquisition whose Closing Date occurs after the termination of the Plan.

(h) Section 409A of the Code. It is intended that the payments under the Plan will be exempt from the provisions of Section 409A of the Code (or comply with Section 409A of the Code, to the extent subject thereto). Notwithstanding other provisions of the Plan, no payment shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Administrator that, as a result of Section 409A of the Code, payments under the Plan may not be made at the time contemplated by the terms of the Plan without causing the Participant receiving such payment to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code. For purposes of Section 409A of the Code, a Participant’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. If pursuant to the provisions of Section 409A of the Code any distribution or payment is required to be delayed as a result of a Participant being deemed to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then any such distributions or payments under the Plan shall not be made or provided prior to the earlier of (A) the expiration of the six month period measured from the date of the Participant’s separation from service (as defined under Section 409A of the Code) or (B) the date of the Participant’s death. The Company shall use commercially reasonable efforts to implement the provisions of this Section 5(h) in good faith; provided that none of the Company, the Administrator or any of the Company’s employees, directors or representatives shall have any liability to Participants with respect to this Section 5(h).

(i) Successors and Assigns. The Plan and the obligations of the Company hereunder shall be binding on its successors and assigns, whether by operation of law or otherwise.

Schedule A

Definitions

“Acquisition” shall mean the acquisition by the Company or any of its subsidiaries, whether by merger, equity sale, sale of assets or other business combination, of the voting or economic interests of any Person or business (or a subsidiary, a division or the assets of such Person or business); provided that an Acquisition shall not include any transaction that results in a Change in Control of the Company. The Administrator shall determine, in its sole discretion, whether and when an Acquisition has occurred and such determination shall be conclusive and binding on the Company and all Participants.

“Acquisition Incentive Plan Matrix” shall mean the matrix set forth in Schedule B attached hereto.

“Administrator” shall mean the Chief Executive Officer of the Company, or such other committee or officer of the Company that the Committee may designate from time to time; provided that with respect to the Chief Executive Officer or any other “executive officer” (within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934, as amended) of the Company (to the extent they are Participants under the Plan), the Administrator shall be the Committee.

“Board” shall mean the Board of Directors of the Company.

“Change in Control” shall have the meaning given to such term in the Patriot National, Inc. 2014 Omnibus Incentive Plan, as amended from time to time, or any successor plan thereto.

“Closing Date” shall mean, as to any Acquisition, the date on which the consummation of an Acquisition occurs.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” ” shall mean the Compensation Committee of the Board or any properly delegated subcommittee thereof or, if no such Compensation Committee or subcommittee thereof exists, the Board.

“Company” shall mean Patriot National, Inc., a Delaware corporation.

“Deal Size” means the aggregate amount of any consideration paid, or payable, by or on behalf of the Company or its subsidiaries in connection with an Acquisition, whether in the form of cash, stock, debt securities, or otherwise. The Administrator shall determine, in its sole discretion, the Deal Size applicable to an Acquisition (including, without limitation, whether contingent payouts based upon “earn-outs”, amounts placed into escrow or the principal amount of all indebtedness assumed by the Company and its subsidiaries in connection with an Acquisition will be included in Deal Size).

“Incentive” shall mean a cash payment (representing a portion of the Incentive Pool) granted to a Participant pursuant to the terms of the Plan.

“Incentive Pool” shall mean a cash bonus pool that is established by the Company pursuant to the Plan and available for allocation by the Administrator to Participants, from time to time in connection with the closing of an Acquisition, in accordance with the Plan.

“Participant” shall mean any officer or key employee of the Company selected by the Administrator to receive an Incentive under the Plan.

“Person” shall mean a “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (or any successor section thereto).

Schedule B

Patriot National, Inc.

Acquisition Incentive Plan Matrix

$ in thousands

Deal Size		Total Incentive Pool
Min	Max
$—	$500	5.00%
501	1,000	4.80%
1,001	1,500	4.60%
1,501	2,000	4.40%
2,001	2,500	4.20%
2,501	3,000	4.00%
3,001	3,500	3.80%
3,501	4,000	3.60%
4,001	4,500	3.40%
4,501	5,000	3.20%
5,001	5,500	3.00%
5,501	6,000	2.80%
6,001	6,500	2.60%
6,501	7,000	2.40%
7,001	7,500	2.20%
7,501	8,000	2.00%
8,001	8,500	1.80%
8,501	9,000	1.60%
9,001	9,500	1.40%
9,501	10,000	1.20%
10,001	¥ (Unlimited)	1.00%